Exhibit 10.36

BASE SALARIES FOR CERTAIN EXECUTIVE OFFICERS

Executive Officer	Base Salary

Robert L. Long	$700,000
President and Chief
Executive Officer

Jean P. Cahuzac	$410,000
Executive Vice President,
Chief Operating Officer

Gregory L. Cauthen	$335,000
Senior Vice President and
Chief Financial Officer

Eric B. Brown	$295,000
Senior Vice President,
General Counsel and Corporate Secretary

Barbara S. Wood	$219,000
Vice President and
Chief Information Officer